                                                                                                             Exhibit 99(d)
                                 Mississippi Power and Light Company
                       Computation of Ratios of Earnings to Fixed Charges and
                 Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                              Twelve Months Ended
                                                                                   December 31,                       June 30,
                                                             1989         1990        1991        1992       1993       1994
                                                                        (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on long-term debt                                $60,995     $59,675     $59,440     $56,646     $48,029    $44,640
  Interest on long-term debt - other                          4,325       4,300       4,188       4,063       4,070      3,935
  Interest on notes payable                                   1,031       1,512         953          36           7        884
  Other interest charges                                      1,591       1,494       1,444       1,636       1,795      2,443
  Amortization of expense and premium on debt-net(cr)         1,548       1,737       1,617       1,685       1,458      1,713
  Interest applicable to rentals                                533         596         574         521       1,264      1,408
                                                            ------------------------------------------------------------------

Total fixed charges, as defined                              70,023      69,314      68,216      64,587      56,623     55,023

Preferred dividends, as defined (a)                           2,584      17,584      14,962      12,823      12,990     12,778
                                                            ------------------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $72,607     $86,898     $83,178     $77,410     $69,613    $67,801
                                                            ==================================================================

Earnings as defined:

  Net Income                                                $12,419     $60,830     $63,088     $65,036    $101,743    $61,524
  Add:
    Provision for income taxes:
      Federal and State                                         370       4,027      (1,001)      4,463      54,418     53,243
    Deferred Federal and State - net                         (8,636)     35,721      32,491      20,430         539    (21,321)
    Investment tax credit adjustment - net                   (1,523)     (1,835)     (1,634)     (1,746)      1,036      1,030
    Fixed charges as above                                   70,023      69,314      68,216      64,587      56,623     55,023
                                                            ------------------------------------------------------------------
Total earnings, as defined                                  $72,653    $168,057    $161,160    $152,770    $214,359   $149,499
                                                            ==================================================================
Ratio of earnings to fixed charges, as defined                 1.04        2.42        2.36        2.37        3.79       2.72
                                                            ==================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.00        1.93        1.94        1.97        3.08       2.20
                                                            ==================================================================

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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1989 include the impact of the write-off of $60 million of deferred Grand Gulf 1 - related costs pursuant to an agreement between MP&L and the MPSC.